                                                               EXHIBIT (2)(g)(2)

                         INVESTMENT ADVISORY AGREEMENT

         AGREEMENT dated as of March 6, 1990, between The Future Germany Fund, Inc., a Maryland corporation ("Fund"), and DB Capital Management International GmbH, a West German corporation ("CMI").

         WHEREAS, the Fund is a non-diversified closed-end management company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act");

         WHEREAS, the Fund desires to retain CMI to render certain specified investment advisory services to the Fund; and

         WHEREAS, CMI is willing to render such services if and so long as a certain Management Agreement, dated as of March 6, 1990, between the Fund and Deutsche Bank Capital Corporation ("DBCC") is entered into and not terminated;

         NOW, THEREFORE, the parties agree as follows:

         1. Investment Adviser. CMI, in accordance with the Fund's stated investment objectives, policies and limitations, will make recommendations with respect to the Fund's investments and, upon instructions given by DBCC as to suitable securities for investment by the Fund, will transmit purchase and sale orders and select brokers and dealers to execute portfolio transactions on behalf of the Fund.

         2. Fees and Expenses.

         2.1 The Fund will pay CMI an annual advisory fee hereunder of 0.35% of the Fund's average weekly net assets up to U.S. $100 million and 0.25% of such assets in

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                                                               EXHIBIT (2)(g)(2)

excess of U.S. $100 million, computed by DBCC on the basis of net asset value at the end of each week and payable at the end of each calendar month.

         2.2 CMI shall bear all expenses of its employees and overhead incurred by it in connection with its duties under this Agreement. The Fund will indemnify CMI for all taxes (other than income taxes), duties, charges, fees and expenses (including, without limitation, broker fees, dealer fees, clearing bank fees and legal fees) CMI incurs in connection with the services provided under this Agreement. The obligations contained in this clause shall survive the termination of this Agreement.

         2.3 Payments to CMI shall be made in U.S. Dollars to its account with Deutsche Bank AG, New York branch.

         3.   Liability.

         3.1 Neither CMI nor any of its officers, directors or employees shall be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except (i) that CMI shall be under a fiduciary duty with respect to receipt of compensation for services pursuant to Section 36 of the 1940 Act, and shall therefore be liable for a loss resulting from a breach of such fiduciary duty (in which case any award of damages shall be limited to the period and the amount set forth in
Section 36(b)(3) of the Investment Company Act), or (ii) a loss resulting from willful misfeasance, bad faith or gross negligence on its or their part in the performance of, or from reckless disregard by it or them of its or their obligations and duties under, this Agreement.

         3.2 CMI does not assume responsibility for the acts or omissions of any other person.

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                                                               EXHIBIT (2)(g)(2)

         3.3 CMI shall not be liable for any losses caused by disturbances of its operations by virtue of force majeure, riot, or damage caused by nature or due to other events for which it is not responsible (e.g., strike, lock-out or acts of domestic or foreign authorities).

         4. Services Not Exclusive. It is understood that the services of CMI are not deemed to be exclusive, and nothing in this Agreement shall prevent CMI or any of its affiliates from providing similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities. When other clients of CMI desire to purchase or sell a security at the same time such security is purchased or sold for the Fund, such purchases and sales will, to the extent feasible, be allocated among the Fund and such clients in a manner believed by CMI to be equitable to such clients.

         5. Notice. Any notice or other communication required to be given pursuant to this Agreement shall be in writing or by telex and shall be effective upon receipt. Notices and communications shall be given (1) to the Fund at 31 West 52nd Street, New York, New York 10019, Attention: Secretary; and
(2) to CMI at Taunusanlage 12, D-6000 Frankfurt am Main 1, Attention: Managing Director, Investment Policy Committee.

         6. Miscellaneous.

         6.1 This Agreement is effective March 6, 1990, and shall continue in effect until the earlier of March 5, 1992 or the first annual meeting of the Fund's stockholders after the effective date of the Fund's Registration Statement on Form N-2 filed with the Securities and Exchange Commission. If approved at such meeting, and unless sooner terminated, this Agreement shall continue in effect for successive periods of twelve

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                                                               EXHIBIT (2)(g)(2)

months after such date, provided that each such continuance shall be approved as required by the Investment Company Act. The annual approval of the continuance of this Agreement shall be confirmed to CMI by the Fund in writing. Notwithstanding the foregoing, this Agreement may be terminated by the Fund in the manner prescribed by the Investment Company Act, without the payment of any penalty, at any time upon not less than sixty days' prior written notice to CMI, or by CMI upon not less than sixty days' written notice to the Fund.

         This Agreement shall automatically terminate (i) in the event of its assignment (as defined in the Investment Company Act) by either party, or (ii) upon termination of the Management Agreement dated as of March 6, 1990, between the Fund and DBCC.

         6.2 This Agreement shall be construed in accordance with the laws of the Federal Republic of Germany.

         6.3 The captions in this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         6.4 If any provisions of this Agreement shall be held or made invalid, in whole or in part, the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as close as legally possible to such invalid provisions.

         6.5 Nothing herein shall be construed as constituting CMI an agent of the Fund.

         6.6 CMI shall be entitled to rely on any notice or other communication believed by it to be genuine and correct and to have been sent to it by or on behalf of the Fund.

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                                                               EXHIBIT (2)(g)(2)

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                                   THE FUTURE GERMANY FUND, INC.

                                                   By:/s/ R. GAMBEE
                                                      -------------------------
                                                      Name: R. Gambee
                                                      Title:  VP, Secy, Treas.

                                                   DB CAPITAL MANAGEMENT
                                                    INTERNATIONAL GmbH

                                                   By:/s/ M. TINTILNOT
                                                      -------------------------
                                                      Name:
                                                      Title:  Managing Director